Exhibit (k)(4)

AMENDMENT TO ADMINISTRATION AND FUND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) to the Administration and Fund Accounting Services Agreement (the “Agreement”) is made as of December 6, 2023 (the “Amendment Effective Date”) between each of management investment company identified on Schedule A thereto (each, a “Fund” and “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

Witnesseth:

WHEREAS, the Funds and the Administrator entered into the Agreement as of March 1, 2021, as amended, modified or supplemented from time to time, pursuant to which the Administrator provides certain administrative and accounting services to the Funds;

WHEREAS, the Funds and the Administrator desire to amend and supplement the Agreement upon the following terms and conditions; and

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Funds and the Administrator hereby agree as follows:

1.	Schedule B7 of the Agreement shall be replaced in its entirety by the Schedule B7 attached hereto.

2.

General Provisions. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY	EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON SCHEDULE A OF THE AGREEMENT

By:	By:

Name:	Name:

Title:	Title:

Exhibit (k)(4)

SCHEDULE B7

Fund Accounting Services

State Street shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund’s Governing Documents:

a.	Record general ledger entries

b.	Maintain database detail of all portfolio investment transactions

c.	Maintain database detail of each capital contribution, remaining capital commitments, and each distribution for each underlying private fund investment

d.	Reconcile with the underlying private fund manager or General Partner on a quarterly basis the investment account balance and unfunded commitment balances of each underlying private fund investment

e.	Calculate management fees in accordance with the applicable operating agreements and arrange for payment as directed by the Fund

f.

Gather prices for portfolio securities daily from third party pricing sources approved by each Fund, pursuant to pricing methodologies approved by such Fund, or as otherwise directed by the Fund and agreed to by the Administrator.

g.

Prepare daily liquid investments position reporting on T+1 basis. Prices used will be based upon third party price sources approved by the Fund, pricing methodologies approved by the Fund, or as otherwise directed by the Fund and agreed to by the Administrator.

h.	Accrue/calculate expenses for each Fund.

i.	Calculate daily net income for liquid portfolio investments

j.	Calculate month- Administrator of necessary information from third parties;

k.	of each month end as mutually agreed between the Administrator and the Fund

l.

Provide such other accounting services as directed by the Funds, and mutually agreed upon by State Street, which may be required to enable each Fund to maintain its books and records in compliance with applicable law and generally accepted accounting principles.

Each Fund shall provide timely prior notice to State Street of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund’s Governing Documents. For purposes of calculating the net asset value of a Fund, State Street shall value the , or as directed on behalf the Funds. State Street shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to State Street by the Fund Board.